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                    EXHIBIT 11 - STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS

                                                         For The Three Months Ended   For The Six Months Ended
                                                                   June 30,                    June 30,
                                                         --------------------------   ------------------------
                                                              1995          1994          1995          1994
     Net Income                                           $14,966,949   $16,580,382   $24,526,711   $28,930,713

     Net Income per Share                                 $      0.45   $      0.48   $      0.74   $      0.84

     Weighted Number of Common Shares Outstanding          33,112,996    34,383,247    33,097,556    34,408,578
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